[Letterhead of East Penn Financial Corporation]

Supplement to Prospectus dated October 2, 2007
Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-145820
October 19, 2007

October 19, 2007

Dear Shareholder:

Proxy material for our November 1, 2007 Special Meeting of Stockholders was mailed to you a few weeks ago. Our records indicate that we have not yet received your signed proxy card or electronic vote.

Your vote is important. With the Special Meeting now only a short time away, please act today to be sure your shares are voted in accordance with your wishes. You can vote by telephone, Internet or mail. For your convenience, a duplicate proxy card and return envelope are enclosed, along with telephone and Internet voting instructions.

If you already have voted, we thank you for your prompt response. If you have not voted, we encourage you to do so without delay. Your vote is needed and valued, regardless of the number of shares you own. In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Thank you for voting!

Sincerely,
/s/ Brent L. Peters
Brent L. Peters
Chairman of the Board, President
And Chief Executive Officer

Harleysville National Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Harleysville has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Harleysville will arrange to send you the prospectus if you request it by calling toll-free 1-800-423-3955, Extension 62305. You may also request these documents by by e-mail addressed to Harleysville at lchemnitz@hncbank. These documents are also available by accessing Harleysville’s website at http://www.hncbank.com and clicking “Investor Information,” then clicking “Documents,” and clicking the most recent Registration Statement under “Other Filings.”